Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Diego Romero
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

PHOENIX, Ariz. – (Globe Newswire) – January 7, 2020 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Denise Paulonis will join the company as chief financial officer, effective February 21, 2020. Paulonis most recently served as executive vice president and chief financial officer of The Michaels Companies (Nasdaq: MIK), the largest arts and crafts specialty retailer in North America, and brings more than twenty-five years of experience in finance, accounting, investor relations, corporate strategy, tax, treasury, supply chain, and risk management.

“We are absolutely delighted to welcome Denise to Sprouts as our new CFO,” said Jack Sinclair, chief executive officer and a director of Sprouts Farmers Market. “Denise’s deep experience in specialty retail and financial acumen will be invaluable to our leadership team as we chart the long-term strategy of our company.”

Paulonis joined Michaels in 2014 and prior to her service as executive vice president and chief financial officer from 2016 to 2019, served in various finance roles within the organization, including senior vice president of finance and treasurer, and vice president of corporate finance, investor relations and treasury. Prior to joining Michaels, Paulonis held various senior level positions with PepsiCo (Nasdaq: PEP) from 2009 to 2014, including vice president of financial planning and analysis of the Frito Lay division, vice president of finance and strategy of PepsiCo U.S. Sales, and vice president of corporate strategy and development. Prior to joining PepsiCo, Paulonis held various senior positions with McKinsey & Company and Bank of America (NYSE: BAC).  Paulonis currently serves on the board of directors of Sally Beauty Holdings, Inc. (NYSE: SBH) and earned a bachelor of science degree in finance and economics from Miami University and a masters of business administration degree from The Wharton School at the University of Pennsylvania.

“I am privileged to join Sprouts at this exciting stage in its development,” said Paulonis.  “This company pioneered making healthy eating accessible to everyday grocery shoppers, and I look forward to working with the team to build upon this foundation to create long-term shareholder value.”

Paulonis will report directly to Sinclair and will work closely with the company’s interim chief financial officer, Lawrence (“Chip”) P. Molloy, to ensure a smooth transition. Molloy will remain with the company in his capacity as an independent member of its board of directors upon Paulonis’s appointment.

Corporate Profile

Sprouts Farmers Market, Inc., one the fastest-growing retailers in the country, has made healthy living accessible to shoppers for nearly two decades by offering affordable, fresh, natural and organic products. True to its farmers market heritage, Sprouts is known for pioneering its unique grocery model by offering a welcoming store layout featuring fresh produce at the center of the store, an expansive bulk foods section, and a vitamin department focused on overall wellness. Sprouts also offers a unique assortment of healthier products with special attributes, such as plant-based, gluten-free, keto-friendly, and grass-fed, to meet the growing and diverse needs of today’s consumer. Headquartered in Phoenix, Ariz., Sprouts employs more than 30,000 team members and operates approximately 340 stores in 22 states from coast to coast. Visit https://about.sprouts.com/ for more information.

Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

1/7/2020